Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS

RECORD NET SALES REVENUE FOR FIRST QUARTER

PROVO, UTAH, April 20, 2004 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today announced record net sales revenue and increased operating results for the first quarter ended March 31, 2004, as compared to the same period of the prior year.

For the three months ended March 31, 2004, net sales revenue totaled $76.9 million, compared to $62.7 million for the comparable quarter of the prior year, an increase of 22.7 percent.  Net income increased to $3.0 million, compared to $1.6 million in the same period of the prior year, an 86.3 percent increase. Diluted earnings per share increased to $0.20, compared with $0.11 in the same period of the prior year.

“We are pleased with our results for the first quarter of 2004. We hope this is an indication of further favorable results over the balance of the year,” said Douglas Faggioli, President and Chief Executive Officer.   “Our international activities continue to provide solid sales momentum and increased profitability for the Company.  New products and incentives are expected to favorably impact operations in the United States during the balance of the year.   Our Distributors and Sales Leaders remain highly motivated by the incentives, products and opportunity offered by the Company.  We continue to remain enthusiastic about the potential of Nature’s Sunshine Products.”

International first quarter net sales revenue totaled $27.8 million, compared with $24.0 million in the same period of the prior year, an increase of 15.5 percent. By region, net sales revenue increased 19 percent in Latin America, decreased 29.6 percent in Asia Pacific, and our Other markets increased 39.2 percent.  Among countries in which net sales were strong were The Russian Federation, Venezuela, Mexico, Canada, Israel and Central America.

Synergy Worldwide net sales revenue for the quarter ended March 31, 2004 was especially strong.  Net sales revenue increased to $13.2 million compared to $1.6 million for the same period of the prior year.  Synergy Worldwide has international operations in Japan, Thailand and Taiwan.

In the United States, net sales for the first quarter decreased 2.8 percent, to $36.0 million compared to $37.0 million for the same period of the prior year.

Cost of goods sold as a percentage of net sales revenue totaled 19.9 percent, compared to 20.8 percent in the same period of the prior year. Selling, general and administrative expenses as a percentage of net sales revenue was 37.1 percent, compared to 39.6 percent in the same period of the prior year. The improvement in selling, general and administrative expenses as a percent of net sales revenues reflects measures taken during the third quarter of 2003 to reduce operating expenses, a program that is ongoing.

The Company’s financial position remained strong.  As of March 31, 2004, working capital totaled $34.7 million, and cash and cash equivalents totaled $35.2 million.  Shareholders’ equity on March 31, 2004 was $83.1 million.  The Company has no long-term debt and during the quarter ending March 31, 2004 paid off the remaining $5.0 million balance on its operating line of credit.

Nature’s Sunshine had approximately 582,000 worldwide Distributors at March 31, 2004, compared to 562,000 at December 31, 2003. The number of worldwide Managers at March 31, 2004 was approximately 17,800, compared to 15,150 at December 31, 2003.

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom and Ireland, Colombia, Brazil, Thailand, Israel, Singapore and Taiwan.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway, and the Russian Federation.

Statements in this press release concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws.  “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements.  Such risks, uncertainties, and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission.

Contact:

Craig D. Huff

Steven S. Anreder

Chief Financial Officer	Anreder & Co.
Nature’s Sunshine Products, Inc.	10 East 40th Street, Suite 1308
Provo, Utah 84605-9005	New York, NY 10016
(801) 342-4370	(212) 532-3232

For more information, contact us at our website at www.natr.com.

Investors of Nature’s Sunshine Products can listen to a conference call scheduled for Tuesday, April 20, 2004 at 11:00 am (EST) via the Internet at http://www.vcall.com.  To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

NATURE’S SUNSHINE PRODUCTS, INC.

FINANCIAL SUMMARY

SELECTED STATEMENT OF OPERATIONS INFORMATION

(In thousands, except per share amounts)

	QUARTER ENDED MARCH 31
	(Unaudited)
	2004	2003
		(Restated)(1)
Net sales revenue	$76,896	$62,663

Cost of goods sold	15,299	13,014
Volume incentives	29,488	22,622
Selling, general and administrative	28,505	24,812
	73,292	60,448
Operating income	3,604	2,215
Other income, net	856	293
Income before income taxes	4,460	2,508
Provision for income taxes	1,472	904
Net income	$2,988	$1,604
Basic net income per common share	$0.21	$0.11
Basic weighted average common shares	14,545	14,898
Diluted net income per common share	$0.20	$0.11
Diluted weighted average common shares	14,937	15,091

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
Cash and cash equivalents	$35,196	$30,665
Other current assets	48,863	45,371
Total current assets	84,059	76,036
Property, plant and equipment	31,993	32,318
Other assets	18,594	17,204
Total	$134,646	$125,558

Current liabilities	$49,346	$45,984
Other liabilities	2,213	2,232
Shareholders’ equity	83,087	77,342
Total	$134,646	$125,558

(1) We have re-evaluated our financial statement presentation of volume incentive payments made to our independent Distributors and Managers.  These payments consist of (1) commissions paid for purchases made by the Distributors and Managers’ down-line organizations, and (2) rebates paid to Distributors and Managers for purchases of products for their own use or for resale.  In accordance with EITF 01-9, we determined, during the year ended December 31, 2003, to present the portion of volume incentive payments representing rebates as reductions to sales revenue rather than as operating expenses.  As a result, we have reclassified the appropriate amounts and restated for all periods presented in this press release, including all segment data, by reducing sales revenue and volume incentives (operating expense) by equal amounts.  These reclassifications had no effect on operating income (loss), net income (loss), or earnings per basic or diluted common share.